1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Executive Officers
Adopt Stock Purchase Plan
CEO to invest 100 percent of after-tax income in REIT, president to invest 50 percent

SANTA ANA, Calif. (April 11, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that Jeff Hanson, the REIT’s chairman and chief executive officer, and Danny Prosky, the REIT’s president and chief operating officer, have adopted executive stock purchase plans.

Under the terms of the plans, which are irrevocable, Hanson has agreed to invest 100 percent of the after-tax cash compensation he receives as an executive of Grubb & Ellis Company, the REIT’s sponsor, directly into shares of the REIT; Prosky will invest 50 percent of his after-tax cash compensation.  The plans, as furnished in a filing with the U.S. Securities and Exchange Commission, state that investments begin with the regularly scheduled payroll payment on April 29, 2011 and will remain in effect until Grubb & Ellis Healthcare REIT II closes its equity raise or at the end of 2011.  Both Prosky and Hanson intend to renew the plans on an annual basis beginning Jan. 1, 2012.

“We believe so strongly in the performance of Grubb & Ellis Healthcare REIT II that we want to invest side-by-side with our fellow shareowners,” said Hanson.  “The adoption of this investment plan is in keeping with our commitment to investors, which includes aligning the interests of the executives of the REIT’s advisor with those of REIT shareowners; we are devoted to delivering exceptional financial performance, providing industry-leading transparency and ensuring that the interests of our investors guide our every action.”

Since Grubb & Ellis Healthcare REIT II became effective in August 2009, the REIT’s sponsor and the REIT have led the non-traded REIT sector by:

•	Fully eliminating the potential internalization fees to the sponsor;

•	Immediately adopting the Investment Program Association’s (IPA) standard for calculating modified funds from operations (MFFO), which is a non-GAAP performance measure broadly used in the non-traded REIT industry;

•	Reported MFFO nearly equal to investor distributions paid in the fourth quarter of 2010 (within the first nine months of property operations), demonstrating a sustainable distribution policy;

•	Implementing best practice reporting in order to significantly enhance operational and financial transparency:

•	Quarterly supplemental operating and financial data,

•	Comprehensive earnings releases in conjunction with the filing of its quarterly and annual reports,

•	Public quarterly earnings calls, that are recorded and transcribed, to discuss quarterly results, provide management perspective and respond to questions from financial advisors, investors and other interested parties.

“I was the first person to invest in Grubb & Ellis Healthcare REIT II and am very comfortable standing shoulder-to-shoulder with fellow investors,” said Prosky.  “I believe that the adoption of this executive stock purchase plan and the elimination of any potential internalization fees by Grubb & Ellis Company demonstrate the closest alignment of interests between REIT investors, the sponsor and the management team that the industry has ever experienced.”

Hanson added, “With our investor-first philosophy and the significant actions we’ve taken to implement it, Grubb & Ellis is rewriting the rule book for the non-traded REIT industry.”

As of March 25, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 20,673,802 shares of its common stock, excluding the shares issued pursuant to its distribution reinvestment plan, for approximately $206,251,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 16 geographically diverse acquisitions comprised of 30 buildings valued at approximately $231 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs.   For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements with respect to the intention of certain of our executive officers to invest in shares of our common stock; the alignment of interests between our executive officers and our advisor, and our stockholders, and whether such alignment of interests will be beneficial to our stockholders; the intent of our chief executive officer and our president to renew the investment plan; whether implementation of our reporting practices will provide for increased transparency and prove to be beneficial to our stockholders; whether our distribution policy is sustainable; and whether we can maintain the financial results we have previously experienced. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to the financial strength of our sponsor or the future ownership of our sponsor; uncertainties related to the continued employment of our chief executive officer and president by our sponsor; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN.  OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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